THIS PROSPECTUS IS FILED
                                                  PURSUANT TO RULE 424(b)(1)
                                                  FILE NO. 333-52843

                            PROSPECTUS

                     SIMPSON INDUSTRIES, INC.

                       47603 Halyard Drive
                     Plymouth, Michigan 48170
                          (734) 207-6200


                  206,893 Shares of Common Stock

                           $1 par value


     The 206,893 shares of Common Stock of Simpson Industries, Inc. (the "Company") offered by this Prospectus are outstanding shares of Common Stock, which may be sold from time to time in the market or in other transactions by certain selling shareholders of the Company. See "Plan of Distribution" and "Selling Shareholders." The Company will not receive any of the proceeds from these sales.

     The Common Stock is traded on the Nasdaq National Market. On July 15, 1998, the last reported sale price for the Common Stock on the Nasdaq National Market was $12.00, as reported in The Wall Street Journal.

                This offering is not underwritten.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     No dealer, salesman or other person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representation must not be relied upon. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to the date hereof.


           The date of this Prospectus is July 17, 1998


                             CONTENTS
                                                           PAGE

          Additional Information                             2
          Incorporation of Certain Documents by Reference    3
          Forward Looking Statements                         3
          Plan of Distribution                               4
          Selling Shareholders                               4
          Legal Matters                                      5
          Experts                                            5


                             ADDITIONAL INFORMATION

     This Prospectus constitutes a part of a Registration Statement filed by the Company with the Securities and Exchange Commission, under the Securities Act of 1933, as amended. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any documents are not necessarily complete, and in such instance reference is made to the copy of such documents filed as an exhibit to the Registration Statement or otherwise filed with the Securities and Exchange Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement may be inspected by anyone at the office of the Commission without charge, and copies of all or any part of it may be obtained upon payment of the Commission's charge for copying.

     Simpson Industries, Inc. is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected and copied at the office of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661; and 7 World Trade Center, 13th Floor, New York, New York 10007; and copies of such material can be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of that Web site is http://www.sec.gov.

     The Company's Common Stock is traded on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company may be inspected at the offices of the exchange at 1735 K Street, N.W., Washington, D.C. 20006.


         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Securities and Exchange Commission are hereby incorporated by reference in this Prospectus:

     (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in Paragraph
          (a) above, as follows: the Company's Quarterly Report on Form 10-Q for its quarter ended March 31, 1998;

     (c) The description of the Common Stock of the Company contained in the Registration Statement on Form 8-A, No. 0-6611 filed under the Securities Exchange Act of 1934.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Prospectus and prior to the termination of the offering of the securities covered by this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the respective date of filing of each such document.

     The Company will provide, without charge, to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents). Requests should be directed to Vinod M. Khilnani, Vice President-Chief Financial Officer, Simpson Industries, Inc., 47603 Halyard Drive, Plymouth, Michigan 48170, (734) 207-6200.


                             FORWARD LOOKING STATEMENTS

     The Company may from time to time make written or oral forward looking statements, including statements contained in the Company's filings with the Commission and its reports to shareholders. This Prospectus contains and incorporates by reference certain statements that could be considered forward looking. Such statements are or will be based on the Company's estimates, assumptions and projections, and are subject to risks and uncertainties that could cause actual results to differ materially from those included in the forward looking statements, including, but not limited to, (i) general economic conditions in the markets in which the Company operates, (ii) fluctuations in demand for the Company's product, and (iii) other actions taken by the Company. The Company does not intend to update these forward-looking statements.


                       PLAN OF DISTRIBUTION

     The 206,893 shares of Common Stock being offered by this Prospectus are being offered by certain shareholders of the Company listed under "Selling Shareholders" (the "Selling Shareholders"). These shares were issued to the Selling Shareholders by the Company in the acquisition of Stahl International, Inc. on April 2, 1998.

     The shares offered by the Selling Shareholders may be sold from time to time on the Nasdaq National Market or in the over-the-counter market or shares may be offered in independent transactions, in negotiated transactions or otherwise. In addition, the shares may be sold in transactions pursuant to Rule 144 under the Securities Act of 1933, in which case any shares sold pursuant to Rule 144 may be deemed to be restricted securities. The Selling Shareholders may also sell some or all of the shares in transactions involving broker-dealers who may acquire shares as principal. Sales will be made in the quantities, at the times, and through registered broker-dealers to be determined from time to time by each Selling Shareholder. No arrangements for any broker-dealer to act on behalf of the Selling Shareholders have yet been made. It is anticipated that any selling broker-dealers engaged by the Selling Shareholders will receive only their customary brokerage commissions. Participating broker-dealers may be deemed underwriters of the shares within the meaning of the Securities Act of 1933, in which event all such compensation to be received by them may be deemed underwriting compensation.

     Sales of the shares offered by the Selling Shareholders will be made at prices per share approximating market prices prevailing at the time of the sales. The Company will not receive any of the proceeds of the sales. Any brokerage commissions due to any broker engaged by any Selling Shareholder in connection with the offering made thereby, will be borne by such Selling Shareholder. The Company is bearing the legal and accounting expense incurred in the preparation and filing of the Registration Statement of which this Prospectus is a part and the filing fee thereunder. The Selling Shareholders have agreed to indemnify the Company against certain liabilities, including liabilities under the Securities Act of 1933.

                       SELLING SHAREHOLDERS

     Certain information is provided below with respect to each of the Selling Shareholders. The information includes the name and address of each Selling Shareholder, present positions, offices and material relationships with the Company and its subsidiaries and any during the past three years, the number of shares of Common Stock of the Company beneficially owned, the number of shares offered by this Prospectus and the percentage of the Class of Common Stock to be owned by the Selling Shareholders after the offering.

                                                       Shares of Company Common Stock
                         Present Positions, Offices                            Percent
                         or Relationships with Com-   Owned as of    Offered   of Class
                         pany and Subsidiaries and    Date of this     by this    After
   Name and Address      Any During the Past 3 Years   Prospectus   Prospectus Offering

O.B. Harrington, M.D.       N/A                         105,515      105,515      *
4785 Briarcliff Road
Memphis, Tennessee 38117

David Harrington            N/A                         101,378      101,378      *
2331 Reed Hooker
Eads, Tennessee 38028

* Less than 1%



                          LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Dykema Gossett PLLC of Bloomfield Hills, Michigan.


                             EXPERTS

     The financial statements of Simpson Industries, Inc. as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the registration statement in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.